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                                                                   Exhibit 10.28

  AGREEMENT FOR THE AVAILABILITY OF SPACE FOR THE STORAGE OF GOODS AND OFFICES
                           FOR THE MANAGEMENT OF THIS

THE UNDERSIGNED:

ProLogis Belgium II SPRL, with its registered office in Regus Pegasus Park, Pegasuslaan 5, B-1831 Diegem, registered with the register of Commerce of Brussels under number 642.799 and with VAT registration number BE 472435431, hereby represented by Mr. Jacobus C.J. Nuijten, Director, hereinafter referred to as 'PROLOGIS',

AND

Skechers International, an ordinary partnership under the laws of Switzerland, with its registered office at P.O. Box 415, Templar House, Don Road, St. Helier, Jersey JE4 8WH, Channel Islands and with US tax identification number 98 - 0357124, hereby represented by Mr. David Weinberg, Director, hereinafter referred to as 'SKECHERS',

HAVE AGREED THE FOLLOWING:

ARTICLE 1: SUBJECT OF THE AGREEMENT

ProLogis makes space available to Skechers, which accepts, for the storage of goods and offices for the management thereof, the following real estate:
ProLogis Park Liege Distribution Center I, as referred to in Article 2 as the Premises, which is built on the parcel of industrial land located in the Industrial Park Hauts-Sarts, Milmort, Liege, Avenue du Parc Industriel, recorded in the land register as Herstal, 6th department, section A, part of no. 621/b, Herstal 7th department, section A, part of no. 450/t and part of no. 450/y and Herstal 8th department, section A, part of no. 288/d in size according to the "as built plans" by AID NV - W. Albregts, Andrelaan 8, 2960 Brecht (ref : "dossier 5801") and referred to as 'Hall 1' in the aforementioned plans (hereinafter the 'Site'). The as built plans will be attached to the deed as Appendix 1 and will be registered simultaneously.

ProLogis has built a building on the Site with a total surface area of approximately 22,458 m(2) (hereinafter the 'Premises') for which ProLogis obtained the necessary permits, subdivided as follows:

     -    19,860 m(2) warehouse space (hereinafter the 'Warehouse');
     -    1,634 m(2) mezzanine space (hereinafter the 'Mezzanine');
     - 964 m(2) office space (hereinafter the 'Office Space'), divided over two floors.

In addition, ProLogis developed approximately 100 car parking places on the Premises. The parking spaces are primarily at the side of the building towards the sprinkler tank. Upon consultation with ProLogis, Skechers can change or expand the parking places, subject to not jeopardising the traffic flow on the Site. In case of multi-tenancy on the Site, a division by ration of the parking places will take place. However, the Premises will keep at least approximately 100 parking places.

Parties waive all their rights in case of difference between the actual total measure(s) of the made available space and the above mentioned measure(s).

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ARTICLE 2: THE INTENDED USE OF THE PREMISES

The Premises are built by ProLogis with a view to the industrial purposes of Skechers, i.e. a distribution and added value logistics center and any supporting or related activities. The Warehouse may be used solely and exclusively as a space for the storage, transshipment, reparation, transportation, handling and distribution of goods. If an operating or environmental permit or notification is required for the activities of Skechers, Skechers shall be responsible, at its sole risk and expense, for the request and obtainment thereof, as well as for any renewal or extension during the term of this Agreement. Skechers shall bear all costs relating thereto and shall strictly adhere to all conditions imposed by such permit or notification. In addition, Skechers shall fully comply with the conditions set forth in the letter of July 1, 2002, from SPI+ concerning the economic activities, attached hereto as Appendix 2, and in the conduct of its activities, Skechers shall at all times comply with all applicable legislation and regulations. Skechers shall fully indemnify and hold harmless ProLogis for any losses and damages suffered by ProLogis as a result of a breach by Skechers of any law, regulation or permit condition.

The Office Space may be used solely and exclusively for administrative and/or showroom activities, with the exception of any activity as a result of which the Agreement would fall within the scope of the Law of April 30, 1951. The parking spaces may be used solely and exclusively for the parking of the cars of Skechers and its contacts.

All other activities and/or adjustments in the Premises may only take place subject to prior written permission by ProLogis, which will not withhold its permission without any justified reasons.

ProLogis undertakes to furnish the Premises in such a manner and Skechers undertakes to use the Premises in such a manner that each payment under the current Agreement will at any time be subject to VAT (Belgian VAT) within the meaning of Article 44, Section 3 2(o)(a), second point, of the VAT Code.

In the event that, due to a use of the Premises during the term of this Agreement which is not in conformity with the terms of this Agreement, the payments under the current Agreement are no longer subject to VAT, either in part or in their entirety, Skechers will compensate ProLogis for any loss suffered by the latter as a result, including the loss which ProLogis may suffer by being unable to recoup the VAT already paid by it.

Skechers is not authorized to alter this use without prior written permission by ProLogis, which will not withhold its permission without any justified reasons.

It is explicitly agreed that any use of the Premises or the Site for any work or activity covered by the legislation regarding commercial leases (The Law dated April 30, 1951 as amended) is strictly prohibited.

Skechers may not use the Premises as residential accommodation nor may it keep any living animals there.

Skechers may not carry out any activities in the Premises, nor install any objects or equipment which would subject the floor to excessive loads or exert an extreme pressure on the structure of the Premises.

Within this context, it must be stated that the maximum floor load permitted in the Warehouse is 5,000 kg per m(squared) of the floor area, on the Mezzanine floor in the Warehouse 400 kg per m(squared) of the floor area and in the Office Space 400 kg per m(squared) of the floor area.

Skechers is not entitled, for whatever reason, to conduct public sales in the Premises.


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Skechers is obliged to obtain all required permits from the competent authorities at its own cost and risk enabling a proper operation in the Premises.

ARTICLE 3: PRICE AND DEPOSIT

The Agreement for the availability of the Premises is entered into on the basis of an annual price (price level July 1, 2002) of nine hundred and thirteen thousand nine hundred and twenty-two Euro zero Eurocent, i.e. (euro) 913.922,00, (+VAT: one hundred and ninety-one thousand nine hundred and twenty-three Euro and sixty-two Eurocent, i.e. (euro) 191.923,62), hereinafter referred to as the `Price', payable per quarter and in advance in four (4) equal parts of two hundred and twenty-eight thousand four hundred and eighty Euro fifty Eurocent, i.e. (euro) 228.480,50, (+VAT: forty-seven thousand nine hundred and eighty
Euro ninety-one Eurocent, i.e. (euro) 47.980,91), to be made by direct bank transfer to the bank account of ProLogis.

The annual price excluding VAT is broken down into:

Warehouse:           forty Euro zero Eurocent, i.e. (euro) 40,00, (+VAT)
                     per square meter per annum price level July 1, 2002:
                     seven hundred and ninety-four thousand four hundred Euro zero Eurocent, i.e. (euro) 794.400,00;

Office: eighty-five Euro zero Eurocent, i.e. (euro) 85,00, (+VAT) per square meter per annum price level July 1, 2002: eighty-one thousand nine hundred and forty Euro zero Eurocent, i.e. (euro) 81.940,00;

Mezzanine storage:   twenty-three Euro zero Eurocent, i.e. (euro) 23,00, (+VAT)
                     per square meter per annum price level July 1, 2002:
                     thirty-seven thousand five hundred and eighty-two Euro zero Eurocent, i.e. (euro) 37.582,00;

As stipulated in Article 5, this Agreement is to take effect on July 17, 2002. Skechers is given a rent-free period from July 17, 2002 up to and including December 31, 2002. The first period over which payment is due will therefore be the period from January 1, 2003 up to and including March 31, 2003, which is due as from January 1, 2003. Skechers will, however, as at August 31, 2002 pay the Price for one month of use of the Premises, equal to an amount of seventy-six thousand one hundred and sixty Euro zero Eurocent, i.e. (euro) 76.160,00, (+VAT: fifteen thousand nine hundred and ninety-three Euro and sixty Eurocent, i.e. (euro) 15.993,60), which will be credited to the Price due for the first quarter of 2003.

The Price must be paid in Euro and is payable to ProLogis Belgium II SPRL, account number: 720-5406468-88 (ABN Amro Bank in Brussels).

If Skechers, either in part or in its entirety, is in default with the payment of the above-mentioned quarterly payments of the Price on the aforementioned dates when the payments are due, Skechers must pay ProLogis, by operation of law ("ipso iure") and without notice of default, the interest due over that sum amounting to twelve percent (12%) per annum, whereby any month that has commenced must be regarded as completed.

If it is established during the term of the Agreement that Skechers is no longer a 100% subsidiary (directly or indirectly) of Skechers USA Inc. Skechers will, at the first request by ProLogis, provide ProLogis with a deposit equivalent to three (3) months' rent, including VAT, i.e. a total amount of two hundred seventy-six thousand four hundred and sixty-one Euro forty-one Eurocent, i.e.
(euro) 276.461,41.


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When the Price in accordance with Article 4 is modified, the amount of the deposit will have to be adjusted in line with the annual adjustment of the Price payments every year. This deposit may only be released six (6) months after the termination of the Agreement, provided that Skechers have been released properly of the obligations resulting from this Agreement. Under no circumstance, shall the deposit paid be used by Skechers to pay the Price. However, in the event of breach of Agreement on the part of Skechers, ProLogis may use the aforementioned deposit to compensate for Skechers' overdue payments and any other omissions in the performance of its obligations by Skechers.


ARTICLE 4: AGREEMENT MODIFICATIONS

Unless otherwise provided by law, it is determined that the Price, as stipulated in Article 3, will be linked to the consumer price index ("health index)" as published each month in the Belgian State Gazette.

The basic index is that of the month prior to the signature of this Agreement, i.e. the month July 2002.

The Price will be reviewed annually on the date of the entry into force of this Agreement, automatically and by operation of law, in accordance with the increase of the aforementioned index according to the formula as defined below, whereby the month used for the new index will be the month prior to the relevant anniversary of the date of the entry into force:

            new Price =   Price x new index
                          -----------------
                          basic index

However, the new Price will at no time be lower than the Price as stipulated above.

Skechers will implement the modifications to the Price subject to a one-month notification to that effect by ProLogis.

In the event that the publication of the `consumer price index' (health index) should be discontinued, the parties will agree to replace this by the new index published by the Belgian government.

In the event that no new official index is published, the parties, if they fail to come to an agreement, will submit the problem to a tribunal of three arbitrators. Each party will appoint its own arbitrator within one month of being requested to do so by the other party and the two arbitrators will jointly appoint a third arbitrator.

If one of the parties fails to duly appoint its arbitrator or if the two arbitrators fail to appoint a third arbitrator, the missing arbitrator will be appointed, at the request of either party, by the Justice of the Peace in whose jurisdiction the Premises are located.

It is explicitly agreed that ProLogis shall only waiver the right to increase the Price arising from this article by a written confirmation, signed by ProLogis.


ARTICLE 5: COMMENCEMENT AND DURATION OF THE AGREEMENT

Subject to the provisions in Article 14 and the provisions below and all obligations resulting therefrom, the availability of the Premises commences on July 17, 2002 hereinafter referred to as the `Date of Commencement', for a duration of twenty-five (25) consecutive years and ends by operation of law on July 16, 2027.

Skechers is only entitled to terminate the Agreement after five (5), ten (10), fifteen (15) and twenty (20) years after the Date of Commencement, being July 17, 2002, subject to a notice period of twelve (12) months, without prejudice to
Article 20 and without any


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compensation nor VAT adjustment to be paid, except as set forth in article 2,
6th Section, of this Agreement, to ProLogis.

This Agreement will then end by operation of law on July 16,2027.

This Agreement cannot be tacitly renewed.


ARTICLE 6: MARKET REVIEW OF PRICE

Either party has the right to demand the Price to be adjusted to the market prices for such properties at that location. Such adjustment may occur for the first time with effect from July 1, 2012 and for the second time with effect from July 1,2022.

The newly to be determined Price shall never be lower than 90% of the last paid Price in June 2012 and June 2022, respectively and never be higher than 110% of the last paid Price in June 2012 and June 2022 respectively. Six (6) months prior to each date that the market price adjustment will become effective as aforementioned, ProLogis shall notify Skechers of its suggested adjusted Price.

If parties have not reached any agreement on the Price adjustment to the market price within two (2) months of receipt of the notice as aforementioned, that Price adjustment will be fixed by three property experts. The experts must be instructed to take into account when fixing the Price everything that has been agreed by the parties with respect to the Premises. Either party shall appoint one expert within fourteen (14) days after a party has received the request to that effect from the other party. An expert will have to announce within eight
(8) days of the date of the instruction whether he will accept it. The third expert will be appointed by these two experts within eight (8) days after their acceptance of their appointment. The third expert's judgment shall be decisive in the absence of agreement between the experts on the Price adjustment to be fixed. If any of the parties fails to appoint an expert or if the two appointed experts cannot agree on the appointment of a third expert, the most diligent party may request the President of the Chamber of Commerce and Industries of Liege to appoint the expert(s). Each party shall pay the expenses of the expert appointed by or for him. The expenses of the third expert will be born equally by ProLogis and Skechers. The experts will be instructed to issue their report within six weeks after the appointment has been determined.

This Market Review is applicable for the Premises and any of the distribution centers used by Skechers upon exercising its options and rights pursuant to
Article 20.


ARTICLE 7: TRANSFER OF THE AVAILABILITY AND LEASING

Skechers may lease the Premises (wholly or partially) and/or transfer its rights (wholly or partially) subject to prior written permission by ProLogis. Such a permission shall not unreasonably be withheld by ProLogis to Skechers' request for permission to sublease all or part of the Premises insofar the articles of this Agreement are complied with.

It shall be reasonable for ProLogis to withhold its consent for a transfer in any of the following instances:

       (i) the identity or business reputation of the candidate will, in the good faith judgment of ProLogis, tend to damage the goodwill or reputation of the Premises;

      (ii) the creditworthiness of the candidate is unsatisfactory to the fair judgment of ProLogis;

      (iii) the transfer to another customer of ProLogis on the Site is at a rate, which is below the rate charged by ProLogis for comparable space on the site.


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      (iv) the terms and conditions of the transfer agreement are not the same as the terms and conditions of this Agreement.

      (v) the term of the transfer agreement will exceed the remaining term of this Agreement. The transfer is not subjected to VAT during its' entire course.

Even if transfer is permitted through the above or by way of consent of ProLogis, Skechers is not allowed to market the Premises for a price lower than the Price under this agreement.

Any approved transfer shall be expressly subject to the terms and conditions of this Agreement.

Skechers shall provide to ProLogis all information concerning the candidate as ProLogis may request.

Notwithstanding the above, ProLogis grants Skechers the right to transfer and/or assign the Premises as a whole or parts to a Skechers entity, which is at least a 51% (directly or indirectly) owned subsidiary of Skechers USA Inc. under the condition that:

      (i) the terms and conditions of the transfer agreement will be the same as and in accordance with the terms and conditions of this Agreement;

      (ii) the term of the transfer agreement will never exceed the remaining term of the Agreement; and

      (iii) the transfer agreement is during its entire course subjected to VAT.

The prior consent by ProLogis is not required for occupation and operating from the Premises or part of it in case another third party logistic operator is occupying and operating the Leased Premises or part of it on behalf of Skechers or other customers of the third party operator. However, the transfer to the third party logistic is under the condition that:

      (i) the terms and conditions of the transfer agreement will be the same as and in accordance with the terms and conditions as this Agreement;

      (ii) the term of the transfer agreement will never exceed the remaining term of the Agreement; and

      (iii) the transfer agreement is during its entire course subjected to VAT.

In the event of (sub-)lease, Skechers will at any rate continue to be jointly and severally responsible and liable toward ProLogis, together with the lessee, for all obligations resulting from this Agreement, and in particular for any additional costs which would result from such letting.

In the event that Skechers transfers its rights as referred to in this Agreement and before the deposit provided by Skechers may be released, the assignee must, in turn, provide ProLogis with a bank guarantee equivalent to a rent period of six (6) months based on the Price (including VAT), applicable at that time, increased, in applicable, with an advance of the service charges of six months, (including VAT).

If ProLogis is of the opinion that the assignee or lessee provides insufficient financial guarantees, ProLogis may make its consent to the transfer of the rights or to the letting by Skechers dependent on the integral maintenance of the bank guarantee provided or to be provided by Skechers together with the bank guarantee of the assignee or lessee equal to six months' Price at that time (including VAT, increased with an advance of the Service Charges of six months (including VAT).


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ARTICLE 8: CHARGES, TAXES AND COMPENSATION

All relevant charges or taxes relating to the Premises, including the advance levy in respect of real estate tax, VAT, the occupation or the activity carried out by Skechers in them, whether they are imposed by the State, the Province, the Municipality, the Federation of Municipalities, the Urban Area or any other authority will solely and exclusively be for the account of Skechers.

Skechers will compensate ProLogis for any loss which ProLogis may suffer as a result of any overdue payments of the aforementioned taxes and compensation.

Skechers will bear all costs relating to the use of water, gas, electricity, telephone, telex, etc. or relating to any other services and utilities of the Premises.

It will also pay any charges by the utility companies for measurement appliances, systems, wiring, pipes, mains, etc.

Skechers may not claim any compensation from ProLogis in case of a discontinuance or interruption, irrespective of the duration of such a discontinuance or interruption of the water supply, gas and electricity, telephone, telex, etc., or of any other services and provisions such as heating, airing, etc. related to the Premises, whatever the reason, unless such a discontinuance or interruption may be ascribed to failure on the part of ProLogis to take all reasonable measures to ensure the continuation of such provisions and services.


ARTICLE 9: SERVICES

Skechers will take care of all the services, supplies and site maintenance of the Premises according the specifications provided by ProLogis at Skechers' own costs, attached to this Agreement as Appendix 3.

Skechers undertakes for the full term of this Agreement, as a bonus pater familias and in accordance with the requirements of good management, to conclude all agreements which, in Skechers' opinion are required, for the services. Skechers shall inform ProLogis of the conclusion of these agreements. Skechers shall, with the exclusion of ProLogis, be responsible for the due execution of such agreements. Skechers shall fully indemnify and hold harmless ProLogis for all damages or claims which could result from agreements for services concluded by Skechers.

ProLogis has the right to inspect and review the Premises. If Skechers does not perform the services properly, ProLogis will notify Skechers in writing to comply within thirty (30) calendar days. If Skechers fails to comply therewith, Prologis is entitled to take over all supply, services and maintenance of the Premises. Skechers will be invoiced accordingly.


ARTICLE 10: INSURANCE

ProLogis undertakes to take out an insurance for the Premises (covering fire and water damage, civil liability as well as all windows in the premises); as of the notification by Skechers to ProLogis that Skechers has made the required agreements for the services pursuant to Article 9, this insurance shall be taken out by ProLogis but the insurance premiums in relation thereto shall be charged to Skechers.

Skechers undertakes to insure its personal assets and company equipment which are in the Premises against fire hazards and related risks, loss due to electrical faults, storm damage, water damage and Civil Liability, and to take out any other insurance required on account of the Skechers activities.


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At the first request of ProLogis, Skechers will allow inspection of the policies.

The insurance taken by Skechers shall include a clause in which the insurers undertake to notify ProLogis at least fifteen (15) days beforehand by registered mail of any cancellation or termination of the insurance policy.

ProLogis and Skechers, as well as their insurers, mutually waive any right of recourse they might have on the basis of the respective policies taken out toward one another, toward any sublessees and toward any person admitted to the Premises.

Skechers also waives any recourse which it might be entitled to exercise pursuant to Articles 1721 and 1386 of the Belgian Civil Code. Skechers undertakes to impose these obligations to any lessees and/or occupants.

If Skechers increases the risk in such a way that this will lead to an increase of the insurance premium, it alone shall pay the increased premium arising from it in relation to the insurance of the Premises.


ARTICLE 11: ADVERTISING SIGNS

Subject to the obtainment of all necessary permissions and permits by and at cost of ProLogis, ProLogis shall erect an illuminated sign (1200 mm x 370 mm) in front of the Premises to display the name of Skechers as well as of ProLogis and the address. This sign will be designed in close cooperation with Skechers. The maintenance and proper functioning of the signage is part of the services of the Premises, pursuant to Article 9, and it is Skechers' responsibility.

If Skechers wishes to fix another advertising sign, it shall only do so at the places assigned for that purpose by ProLogis on and around the Premises and it must submit a design of this to ProLogis and have its written permission, whereby the permission by ProLogis does not affect the obligation on the part of Skechers to acquire the necessary permissions and permits for the proposed advertising signs from the competent authorities.

Drilling in face brick and blue limestone is strictly prohibited.


ARTICLE 12: THE STATE OF THE PREMISES AT THE COMMENCEMENT OF THE AGREEMENT

Before Skechers commences its occupation of the Premises as stipulated in
Article 5, a "State-of-Delivery" report will be agreed upon by the parties describing the current status of the Premises as well as the way the Premises should be delivered at the end of the Agreement period or any other agreed termination date of the Agreement, including a list of improvements that do and do not need to be reinstated by Skechers, subject to the provisions in Article
14. Any improvements by Skechers are to be maintained by Skechers and are not an integral part of the Premises. This "State-of-Delivery" report will be signed by Skechers and ProLogis on the official delivery date of the Premises, tentatively scheduled on September 16, 2002, and will be attached to this Agreement as Appendix 4.


ARTICLE 13: MAINTENANCE OF THE PREMISES

A. During the entire duration of the Agreement, Skechers will have to maintain the Premises well and it will carry out any necessary repairs and work for its own account, as set forth in Appendix 3.

It will use and maintain the Premises with due care.


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It will, inter alia, take care of all the maintenance work and repairs mentioned in articles 1754 a.f. of the Belgian Civil Code, with the exception of the work referred to in Article 14.

Apart from the obligations on the part of Skechers arising from the general regulations of the Belgian Civil Code, Skechers will, inter alia, be responsible for the following (without prejudice to the non-restrictive nature of this enumeration):

- to maintain, repair and renew the interior paintwork and the interior decoration of the Premises.

- to maintain, repair and, if necessary, to replace the sanitary fittings, the water faucets and any equivalent appliances and fittings.

- to properly maintain the water pipes, the water outlets and sewer pipes, emptying grease traps and protect them against frost and, if necessary, to unblock them.

- to repair any damage which is not directly the result of age or a defective condition and, if necessary, to replace them.

- to repair and, if necessary, to replace the wall paneling, floors, all locks and electrical equipment.

- to replace any broken windows, whatever the reason thereof (the costs hereof shall, however, be covered by the insurance referred to in the first paragraph of Article 10).

- to maintain the heating and ventilation system and to repair any damage which is not directly the result of age or a defective condition.

-     to clean the ventilation ducts and to have the chimneys swept.

- to be responsible for maintaining the paving of the grounds forming part of the Premises and keeping it at its original level.

-     To insure and properly maintain the roof of the Premises.

Skechers undertakes to submit to ProLogis the annual statement regarding the maintenance of the heating and the ESFR Sprinkler system, as well as the annual statement of the sweeping of the chimneys by an approved chimney sweeper.

To keep the certificate of the sprinkler system valid, Skechers shall at least every two weeks start up the engine of the sprinkler pumps. The results of this test must be added to the logbook belonging to the sprinkler system.

If Skechers fails to comply with the obligations which it must fulfill pursuant to the Civil Code in general or pursuant to this article in particular and if it does not remedy this failure within two (2) weeks of the written notice of default by ProLogis, ProLogis, provided it has sent a letter to Skechers containing a plan of the works ("bestek") will be entitled to have the necessary works carried out for the account of Skechers and to claim the repayment of all costs incurred as a result of this. This does not affect any other right and recourse of ProLogis toward Skechers under this Agreement or by law.

B. During the entire duration of the Agreement, Skechers will have to comply with any statutory, administrative or any other applicable regulations. Skechers will be responsible for any consequences arising from failure to comply with these regulations.

C. Skechers will be liable for any loss due to an act or omission of Skechers or due to any act or omission of any its representatives, employees and any persons in general for which Skechers is liable by law.

D. On the date of commencement of this Agreement, the level of the land of the Premises, including the front area pertaining to the Premises is at the original level.


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The maintenance of the aforementioned lands, the replacement of any damaged parts of these lands and the maintenance of these lands at the original level will be carried out for the account of Skechers.


ARTICLE 14: FURNISHING AND ALTERATION WORK

Skechers is entitled to fix partitions and lighting systems in the Premises and to carry out small works and improvements necessary for or useful to its activities.

Upon the termination of this Agreement, ProLogis may, at its own choice, keep the partitions, lighting system, small works and improvements itself without any compensation or payment to Skechers, or obligate Skechers to remove the partitions, lighting system, small works and improvements and to return the Premises to their original state, at the costs of Skechers.

Significant alterations or work, in particular where they affect the structure of the Premises, are not permitted, unless prior written permission has been given by ProLogis. ProLogis will have to give the reasons for withholding its permission. If ProLogis gives such permission, it will also immediately inform Skechers, whether or not, upon termination of the Agreement, it will keep the significant alterations or work subject to the permission. In the absence of such decision by ProLogis, the significant alterations or work need to be removed.

ProLogis grants the right to Skechers to install the following improvements in, at or around the Premises:

      - raising heaters in the warehouse in accordance with the racking layout to be provided by Skechers;

      -     carpeting in the office area;

      - a separated drivers area of 25m(2) in the warehouse at the entrance door at the warehouse directly right at the street side of the office pod, as indicated on the plan attached as Appendix 5;

      - adjusting the first fire exit door in the warehouse wall at the side of the parking into an employee entrance as well as a fire exit door, as indicated on the plan attached as Appendix 5;

      - from the corner at the end of the building along the truck court towards the sprinkler tank, the fence will be re-placed with a reinforced galvanized fence for security reasons, as indicated on the plan attached as Appendix 5;

      - the number of car parking places will be extended to approximately 100 places, primarily on the side of the building towards the sprinkler tank, as indicated on the plan attached as Appendix 5.

Skechers is not obliged to reinstate these improvements. In addition, the parties agree that the aforementioned works have no impact on the Date of Commencement or the payments of Price under the Agreement as agreed in Article 3 and Article 5 respectively.


ARTICLE 15: DEFECTS AND REPAIRS

ProLogis is, for its own account, only responsible for the repair of any structural defects of the Premises as meant in article 606 of the Civil code.

However, if it appears that any such defects are the result of a failure by Skechers to perform its maintenance obligation or of any injudicious or inadmissible use by Skechers or of any other reason which may be ascribed to Skechers, Skechers will be responsible for the repairs.

If Skechers identifies a defect or any damage for which ProLogis is normally responsible, even if it is caused by a third party, it must notify ProLogis in writing of this situation promptly and not later than ten (10) days following the discovery of the defect and/or damage.

If Skechers fails to notify ProLogis, it will be personally responsible for any damage or loss resulting from this failure of notification.

Skechers will have to allow the performance of any maintenance and repair work, considered necessary by ProLogis. It will not be entitled to any compensation, such as a reduction of the Price or any other type of compensation, relating to or resulting from such work, irrespective of the duration, even where it would exceed 40 days.

All the costs arising from the alterations or adjustments of the Premises ordered by a competent authority on account of a fact, an act or omission on the part of Skechers will be borne solely and exclusively by Skechers.


ARTICLE 16: THE STATE OF THE PREMISES UPON TERMINATION OF THE AGREEMENT

ProLogis and Skechers agree that, if and for whatever reason, this Agreement terminates or ends, the "State of Delivery" report, as referred to in Article 12, shall be leading and shall be the basis for a new inspection report of the Premises. ProLogis will in the presence of Skechers draw up a new inspection report of the Premises upon the release of them by Skechers, in order to determine whether Skechers is responsible for any damages.

ProLogis will have this inspection report drawn up promptly after the termination of the current Agreement. Such report shall indicate the damages in the Premises for which Skechers is responsible and liable, as well as the duration on non-availability of the Premises due to the required repair works.

In the event of disagreement on the contents of such inspection report, this matter shall be submitted as soon as possible to an independent expert specialized in real estate. This expert shall be appointed by the parties or, failing agreement, at the request of either party by the President of the Chamber of Commerce and Industries of Liege. The decision of the expert shall be binding for both parties. The costs of the expert shall be equally borne by both parties.

The transfer of the keys, in whatever form, upon or after the departure by Skechers shall not at any time release or discharge Skechers of its obligations, either in part or in their entirety in relation with the obligations of Skechers under this Agreement, and in particular with respect to possible repair works or the non-availability of the Premises.

Upon its departure, Skechers shall pay any outstanding service charges, pursuant to Article 9.

Skechers shall have to leave the Premises well-maintained and clean at the end or termination of this Agreement.

Skechers shall be liable for any damages to the Premises, due to an act or omission on its part or due to any act or omission on the part of its representatives, employees and of any persons in general for which Skechers is liable by law or in accordance with this Agreement.

Next to the repair costs, Skechers will have to pay ProLogis any compensation resulting from the unavailability of the Premises due to an act or omission for which Skechers is liable pursuant to the preceding paragraph or because Skechers has not vacated the Premises in due time. This compensation will be the equivalent of the then valid Price due by Skechers for the period of unavailability of the Premises, as determined between parties or by the expert.


ARTICLE 17: EXPROPRIATION

In the event that the Premises, either in part or in their entirety, are expropriated, Skechers will have no right of recourse against ProLogis. The rights which Skechers asserts against the expropriating authority shall at not time affect the rights which ProLogis shall have against the expropriating authority.


ARTICLE 18: VISITS TO THE PREMISES/ FOR RENT OR FOR SALE

ProLogis and its agent and representatives are authorized to visit the Premises with a person appointed by Skechers, whenever necessary, subject to prior notification (at least eight working days) to Skechers.

During the six (6) months before the termination of the Agreement or in the event of any sale of the Premises, ProLogis is entitled to fix the necessary advertising signs and announcements without excessively hindering the activities of Skechers.


ARTICLE 19: TERMS OF THE CONTRACT OF SALE

Skechers explicitly states to be informed and that it is aware of and complies with the terms of the Contract of sale dated June 6, 2001 between ProLogis and Services Promotion Initiatives en Provence de Liege (SPI+) SCRL, and Skechers undertakes, for itself, any of its entitled parties and any of its successors and assigns, to comply conscientiously with the provisions of this Contract of sale, if applicable, articles two (2), three (3), four (4), five (5), six (6), seven (7) and eight (8) of this Contract of sale, in so far as these are or can be applicable to Skechers, and to ensure that these stipulations are also complied with conscientiously by any third parties which may acquire a right of lease, use or any other right to the Premises or the site.

Skechers shall indemnify and hold fully harmless ProLogis for any damage and/or costs which may arise from a failure to comply with the aforementioned terms of the Contract of sale. ProLogis declares that the Agreement is in compliance with articles 2 up to 8 of the Contract of Sale, insofar as applicable.

The articles 2 up to 8 of the above Contract of Sale set forth the following:

      L'affectation economique grevant le bien vendu

      Article deux.- Le bien faisant l'objet de la presente vente est greve d'une affectation economique, celle-ci devant etre consideree comme une condition essentielle de la cession consentie par la societe (( Services Promotion Initiatives en Province de Liege )).

      La notion d'affectation economique a ete precisee dans le preambule.

      L'interdiction de donner partiellement ou en totalite au bien, une autre affectation, est absolue sauf ce qui est precise ci-apres.

      L'obligation de construire sur le bien des batiments dans un delai determine.

      Article trois.- L'acquereur s'engage a edifier sur le bien faisant l'objet de la presente convention dans un delai de deux ans un ensemble de batiments conformes au plan d'implantation du dix-huit janvier deux mille un et approuve par la S.P.I. Cet engagement constitue une condition essentielle du present acte de vente. Sans prejudice au droit pour la

      S.P.I. d'exercer la faculte de rachat visee a l'article 6, la S.P.I. pourra, en cas d'inexecution de cette obligation, considerer la vente comme resolue de plein droit, et sans mise en demeure prealable. En cas de resolution de la vente, la S.P.I. n'est tenue qu'au remboursement du prix tel que stipule a l'article 1, sans aucune majoration, indemnite quelconque ni interet. L'acquereur sera tenu de remettre le bien dans l'etat ou il l'a recu. La S.P.I. ne devra aucune indemnite pour des ameliorations ou plus-values apportees au bien par l'acquereur et sera libre de conserver le cas echeant, ces ameliorations.

      L'obligation d'exercer une activite economique determinee

      Article quatre.- L'acquereur s'engage a exploiter dans l'immeuble a eriger sur le terrain vendu, l'activite definie par les parties, de la maniere suivante: construction de halls, pour mise a disposition, par location ou vente, a des entreprises.

      Elle devra etre conforme a la description plus detaillee qui en a ete donnee par l'acquereur dans sa lettre du dix-huit fevrier deux mille dans la mesure ou les termes de cette lettre ont ete expressement acceptes par le Bureau Executif de la S.P.I. en sa seance du dix mars deux mille.

      Cette activite devra etre pleinement exercee dans le meme delai de deux ans stipule a l'article 3. L'acquereur ou tout autre utilisateur du bien lui succedant est tenu de demander l'autorisation prealable a la S.P.I. pour tout changement significatif de l'activite exercee sur le bien vendu ou en cas de cessation totale ou partielle de cette activite. Cet engagement constitue une obligation essentielle du contrat.

      La S.P.I. peut, le cas echeant, autoriser l'exercice d'une activite nouvelle et/ou renoncer a la sanction prevue par le contrat. Cette autorisation exceptionnelle et cette renonciation ne se presument pas et doivent faire l'objet d'une decision expresse de la S.P.I.

      Cession de la propriete ou de la jouissance du bien a un tiers

      Article cinq.- L'acquereur pourra ceder tout ou partie de bien vendu, en faire apport, le donner en location ou en transferer de toute autre maniere la propriete, l'usage ou la jouissance, avec l'accord prealable et ecrit de la societe << Services Promotion Initiatives en Province de
      Liege >> et sous la condition d'imposer au nouvel utilisateur du bien, le respect integral de la presente convention. Cet accord devra etre donne dans un delai de 15 jours ouvrables a dater de la demande faite par l'acquereur. A defaut, la S.P.I.+ sera sensee avoir donne son accord sur la demande. La S.P.I. refusera ou acceptera la cession de la propriete ou de la jouissance en fonction des objectifs definis au preambule de la presente convention et des objectifs generaux poursuivis par elle. La S.P.I. se reserve notamment le droit de controler si l'activite prevue par le cessionnaire ou le locataire ou tout autre utilisateur nouveau, ne risque pas de porter atteinte a la salubrite du parc industriel au sein duquel est integre le bien vendu et si cette activite s'integre le cas echeant, dans le programme d'implantation poursuivi sur ce site. Le contrat passe entre l'acquereur et le nouvel utilisateur du bien doit obligatoirement stipuler l'engagement du nouvel utilisateur au benefice de la S.P.I. de respecter toutes les clauses de la presente convention, relatives a l'affectation economique grevant le bien vendu (article 2), a l'obligation de construire les batiments dans un delai determine (article
      3), a l'obligation d'exercer l'activite economique determinee par la convention (article 4), a la cession de la propriete et de la jouissance (article 5) et a la faculte de rachat (article 6). Ces clauses devront etre integralement reproduites dans la convention. Une copie de celle-ci doit etre soumise a la S.P.I. sans delai, des le jour de la signature. En cas de violation du present article, l'acquereur initial reste solidairement tenu de toutes les obligations du contrat en cas de manquement par le cessionnaire a ces obligations.

      Faculte de rachat

      Article six.- La societe "Services Promotion Initiatives en Province de Liege" ou la Region pourra, sur le pied de l'article 32 paragraphe 1 de la loi du 30 decembre 1970 sur l'expansion economique, modifie en ce qui concerne la Region Wallonne par le decret du 15 mars 1990 publie au Moniteur Belge du 7 juin 1990, racheter le terrain et/ou le batiment au cas ou il ne respecte pas les autres conditions d'utilisation. Le rachat s'operera au prix du marche de l'immobilier. En aucun cas, ce prix ne peut depasser celui qui est fixe par les Comites d'Acquisition d'Immeubles. Toutefois, moyennant l'accord, de la S.P.I., l'acquereur pourra revendre le bien, et dans ce cas, l'acte de revente devra reproduire les clauses visees aux articles 2, 3, 4, 5 et 6.

      La venderesse considerera comme executee l'activite economique telle que precisee a l'article 4 des presente, par la mise en oeuvre de tous les moyens normaux et necessaires ainsi que les efforts de promotion auxquels s'engage de bonne foi l'acquereur pour que la vente ou la location, le leasing et la mise a disposition de l'immeuble decrit a l'article 3 intervienne dans les meilleurs delais.

      CONDITIONS Particulieres

      Articles sept.- Tout travail de nature a modifier le niveau du terrain faisant l'objet de la presente vente ne pourra etre effectue par l'acquereur sans l'autorisation prealable de la venderesse.

      Article huit.- L'acquereur s'engage a n'installer ou a ne laisser installer sur le bien vendu que des enseignes ou panneaux publicitaires destines a renseigner sa raison sociale, son nom ou les produits fabriques ou vendus par lui. L'installation de cette publicite sera soumise a l'accord prealable de la venderesse. L'acquereur s'engage a maintenir en etat de parfaite proprete les parties non baties de la parcelle.


ARTICLE 20: OPTION RIGHTS, RIGHTS OF FIRST REFUSAL AND DEVELOPMENT CONDITIONS

20.1 OPTION RIGHT ON DISTRIBUTION CENTER II

ProLogis grants Skechers an option right free of charge until January 1, 2004 on the use of Distribution Center II (hereinafter "DC II") (hereinafter the "Option"). Skechers will have to notify via registered letter to ProLogis its intention to use DC II prior to that date, in the absence whereof ProLogis shall be free in this respect, except as set forth in Article 20.2. DC II is more closely described in Appendix 6.

In case Skechers wants to use DC II, this will be on similar price levels as the Premises (price level July 1, 2002), as adjusted in accordance with Article 4. On the commencement date for DC II, this Agreement will be synchronized with the agreement for DC II via an addendum to this Agreement. The initial term will be five (5) years during which Skechers can not terminate for both the Premises and DC II, as of the date of commencement for DC II. This Option is subject to the written approval of the local authorities for the extension of the validity period of the building permit for DC II with twelve (12) months until March 1, 2004.

In addition to the above, ProLogis grants an extension to the Option until October 1, 2004 subject to the following conditions. The extension of the Option is subject to the written approval of the local authorities for the extension of the validity period of the building permit for DC II with another nine (9) months until December 1, 2004. In case Skechers exercises the Option after January 1, 2004 and consequently the date of commencement of the construction for DC II shall not be met, Skechers shall pay to ProLogis the land carry costs for the period as of March 1, 2004 up to December 1, 2004, being twenty-four thousand seven hundred and fifty Euro
(i.e., (euro) 24.750,OO) (+ VAT, if applicable). If the date of commencement of the construction for DC II is prior to the end of this nine (9) month period, i.e., prior to December 1, 2004, the land carry costs shall be reduced pro rata temporis.

In case the construction cost index exceeds the consumer price index (hereinafter "CPI"), the price for DC II will be adjusted and consequently increased with the difference between the CPI and the construction cost index. The Price will be the basis price for DC II (price level July 1, 2002) increased by the annual indexation.

In the event Skechers will execute its Option, to use DC II, Skechers will be given a "Use free"-period for DC II of four (4) months for which no payments are due, except applicable service charges and VAT.

20.2 RIGHT OF FIRST REFUSAL DC II

As of October 1, 2004 Skechers has the right of first refusal during ten (10) working days as of the issue of the first proposal thereto by ProLogis to use the entire DC II. In case Skechers will execute its right of first refusal in order to use DC II, it must inform ProLogis within ten (10) working days after the date of issue of a proposal by ProLogis by registered letter, in the absence whereof ProLogis shall be free in this respect. Skechers will only have this right of first refusal once.

If Skechers exercises its right of first refusal on DC II within ten (10) working days prior to the agreed completion date with the contractor for DC II, Skechers will be given a four (4) months "Use free"-period for which no payments are due, except applicable service charges and VAT.

In case Skechers executes its right of first refusal and accepts the proposal to use DC II, this will be on similar adjusted Price levels as the Premises (price level July 1, 2002). On the commencement date for DC II, the Agreement will be synchronized with the agreement for DC II via an addendum to this Agreement. The initial term will be five (5) years during which Skechers can not terminate for both the Premises and DC II, as of the date of commencement for DC II. This right of first refusal is subject to the written approval of the local authorities for the extension of the validity period of the building permit for DC II with twelve (12) months until March 1, 2004, and, if applicable, with another nine (9) months until December 1, 2004 in case of article 20.1 3rd paragraph.

In case the construction cost index exceeds the CPI, the Price will be adjusted and consequently increased with the difference between the CPI and the construction cost index. The price of the Premises will be the basis price for DC II (price level July 1, 2002), increased by the annual indexation.

However, should ProLogis come to terms to let DC II to another customer at or after the completion date of DC II, it agrees to give Skechers a right of first refusal for a period of ten (10) working days to use the facility on exactly the same terms and conditions as those for the proposed agreement with the other customer. If Skechers does not accept within the ten-day period, it looses its right of first refusal.

20.3 LAND RESERVATION FOR DC III AND DC IV

ProLogis has foreseen the development of two other distribution centers, DC III and DC IV, of similar sizes and building specifications as the Premises and DC II, located parallel to the Premises and DC II on the Site, as displayed on the attached Site plan in Appendix 7. Under the existing agreement between SPI+ and ProLogis, ProLogis is obliged to buy the land ultimately on July 1, 2004. However, the actual transfer of the land and the belonging payment can be postponed until January 1, 2005. This reservation is subject to the written approval of SPI+, The letter of SPI+ confirming the reservation on the land by ProLogis, will be attached to the Agreement as Appendix 8.

If ProLogis exercises its right to purchase the land for DC III and IV after Skechers has not used or failed to use its Option for DC II, pursuant to Article 20.1, ProLogis agrees, subject to any rights granted to any customer in DC II, to offer DC III to Skechers for use prior to offering it on the market, for a period of twenty (20) working days as of the written proposal issued thereto by ProLogis. If Skechers declines to use DC III and ProLogis would agree to an agreement with another customer at a price more than 10% less than offered to Skechers, Skechers will be given ten (10) working days to accept DC III on exactly the same terms and conditions. In this case, Skechers will receive a signed copy of the binding proposal to the other customer. If Skechers does not exercise this option within ten-day period, it loses the option and ProLogis shall be free in this respect.

In order to retain an option on DC IV, Skechers will have to take DC III for use when offered by ProLogis.

ProLogis has been granted the right to purchase the land for DC III and DC IV by the owner SPI+ until January 2005. In the event that ProLogis can not or will not execute this right to purchase, ProLogis agrees that this right can be given to Skechers. However, as only the owner of this land SPI+ can grant the right to Skechers, ProLogis will ask SPI+ to notify in writing to Skechers that in case ProLogis declines the reservation rights, those rights will be granted by SPI+ to Skechers. ProLogis shall not be held responsible for the transferral of these rights to Skechers by SPI+. This transfer right is subject to the written approval of SPI+, which letter will be attached to the Agreement as Appendix 9.

20.4 RIGHTS ON DC III AND DC IV

In the event that Skechers executes the Option or its right of first refusal pursuant to Article 20.1 and Article 20.2 respectively, on DC II, ProLogis will reserve the land exclusively for Skechers for a period of two (2) years time from the date of purchase free of charge, ultimately until January 1, 2007. Skechers will have an option to use DC III and DC IV respectively, until the moment ProLogis is obliged to start the construction of DC III and DC IV respectively, according to the conditions of the building permit, but in any event not later than January 1, 2007. ProLogis will inform Skechers in writing of the ultimate date for the start of construction of DC III and DC IV. Skechers will have to notify via registered letter to ProLogis its intention to use DC III and DC IV within 20 working days of ProLogis' letter, in the absence whereof ProLogis shall be free in this respect.

In case the construction cost index exceeds the CPI, the price for using DC III and DC IV will be adjusted and consequently increased with the difference between the CPI and the construction cost index. The Price of the Premises will be the basis price for DC III and DC IV respectively (price level July 1, 2002), increased by the annual indexation.

In case the difference between purchase price of the land on which the Premises and DC II are located and the purchase price for the land on which DC III and DC IV are to built exceeds the CPI, the price for using DC III and DC IV will be adjusted and consequently increased with the difference between the land price paid for the Premises and DC II increased by the CPI and the actual purchase price of the land for DC III and DC IV. The Price of the Premises will be the basis price for DC III and DC IV respectively (price level July 1, 2002), increased by the annual indexation.

20.5 TERM PREMISES, DC II AND DC III

In case Skechers opted to use DC III pursuant to Article 20.4, this will be on similar adjusted Price levels as the Premises and DC II. On the commencement date for DC III, the Agreement for the Premises and DC II will have to be synchronized with the agreement for DC III via an addendum to the respective agreements. The initial term, during which Skechers can not terminate any of the agreements for the Premises, DC II and DC III, will be seven (7) years, as of the date of commencement for DC III.

20.6 TERM PREMISES, DC II, DC III AND DC IV

In case Skechers opted to use DC IV pursuant to Article 20.4, this will be on similar adjusted Price levels as the Premises, DC II and DC III. On the commencement date for DC IV, the agreements for the Premises, DC II and DC III will be synchronized with the agreement for DC IV via an addendum to the respective agreements. The initial term, during which Skechers can not terminate any of the agreements for the Premises, DC II, DC III and DC IV, will be ten
(10) years for the Premises, DC II, DC III and DC IV.

20.7 DEVELOPMENT CONDITIONS DC III AND DC IV

The new development of DC III and/or DC IV, and accordingly the rights and options related thereto as granted to Skechers pursuant to this Article 20, will be:

      - subject to approval of ProLogis Board of Trustees; and

      - subject to satisfactory credit review of Skechers (no less than current approved financials without any expected significant adverse change).

The new development of DC III and/or DC IV will initially be based on the design for the Premises and DC II, but can be adjusted in close cooperation with Skechers.

In the event the Skechers declines its option or rights for DC III pursuant to this Article 20, it also looses its option and any other rights whatsoever pursuant to this Article 20 for DC IV.

In the event that ProLogis does not develop DC III and DC IV Skechers has the right to purchase the land for DC III and DC IV at ProLogis' total acquisitions costs related to such land, at the same terms and conditions, subject to the terms and conditions of the contract of sale for the land on which DC III and DC IV were planned to be built. ProLogis shall notify to Skechers via registered letter its intention not to develop DC and DC IV. Within twenty (20) working days of issue of ProLogis' letter, Skechers shall have to notify via registered letter its decision to buy the land on which DC III and DC IV were planned to be built, in the absence whereof ProLogis shall be free in this respect.

20.8 EXERCISE OF RIGHTS AND OPTIONS

Skechers must exercise its options and rights of first refusal pursuant to this
Article 20 in a timely fashion to enable it to use future phases of the development on the Site. Specifically, if Skechers does not exercise its right or Option with respect to DC II, it looses all of its possible rights to DC II, III and IV. In such a case, ProLogis has no further obligations to Skechers to build for or to make further phases available on the Site to Skechers, except in case of Article 20.3, paragraph 2.

20.9 USE OF DC II, DC III AND DC IV

In the event Skechers will execute its rights pursuant to this Article 20, to use DC III and/or DC IV, Skechers will be given a "Use free"-period for that particular distribution center of four (4) months for which no payments are due, except applicable service charges and VAT only, once at the commencement date of the respective Distribution center. Said "Use free"-period will apply only to the new distribution center to be occupied.

20.10 NOTICE PERIOD

For the Premises and DC II the notice period is twelve (12) months pursuant to
Article 5. If Skechers starts using DC III the notice periods for all distribution centers (i.e. Premises, DC II and DC III) increases to eighteen
(18) months.

If Skechers starts using DC IV the notice periods for all distribution centers (i.e. Premises, DC II, DC III and DC IV) increases to twenty-four (24) months.

ARTICLE 21: ENVIRONMENT AND HEALTH

Skechers shall at all times use its best efforts to minimize the impact of its activities on the environment and human health.

Skechers shall, both during the Agreement and afterwards, fully indemnify ProLogis and hold ProLogis harmless for all damages and costs resulting from the release by Skechers of harmful substances into the air, the water, the soil and the groundwater, or from any activity which is harmful for the environment or human health, including but not limited to (i) the fees and expenses for surveys or other studies, preventive or remedying measures and for monitoring programs,
(ii) the decrease of the value of the Site, (iii) the loss of benefit of the exploitation of the Site, (iv) liabilities towards third parties and/or public authorities, (v) all penalties, interests, proceedings and fees of technical, legal and financial experts.

Prior to the commencement of this Agreement, ProLogis has conducted a Phase I Environmental Site Assessment, Industrial Park Hauts-Sarts-Milmort, ProLogis Belgium II Sprl ProLogis Belgium III, V, VI Sprl, Avenue du Parc Industriel, 4041 Herstal-Milmort (Liege), Belgium (GEDAS, January 18, 2001, project number:
1l/15/1844) and the Geotechnical Site Investigation (GEDAS, March 7, 2001, project number: 1l/15/1844 - revision B) on the Site, for its own account. The Assessment and the Geotechnical site Investigation (together `the GEDAS report') have been appended to this Agreement as Appendix 10. ProLogis shall have established an update of the GEDAS report (of both the Assessment and the Geotechnical site investigation) by GEDAS which will be communicated to Skechers prior to the official delivery date of the Premises, as referred to in
Article 16, which will include drills on the Site and an examination of samples of the soil and ground water of the Site evaluated on the basis of the Walloon standards for the parameters for which such standards currently exist and on the basis of the Flemish standards for the other parameters (the "Update report"). This Update report will be attached to this Agreement as Appendix 10bis. The GEDAS report and the Update report represent a legally appropriate survey and is regarded a sufficient basis to describe the status of the soil and ground water of the Site, agreed by ProLogis and Skechers.

Prior to the termination of the Agreement, Skechers will, at its sole expense, order an accredited expert to carry out an exploratory soil survey on the Site. If the Agreement is extended by virtue of Article 20, Skechers is only obligated to have this exploratory soil survey carried out prior to the termination of the extended Agreement.

If the results of this exploratory soil survey indicate that there are concentrations of substances in the soil and/or the groundwater of the Site exceeding the standards which apply on such date and/or which give cause to further survey measures and/or soil decontamination, Skechers will have these further surveys and soil decontamination carried out, for its own account. However, ProLogis will carry the cost of further survey measures and/or soil remediation for the contamination ascertained in the GEDAS report and the Update Report.

Skechers will also compensate ProLogis for any damage which the latter may suffer as a result of any soil and/or groundwater contamination exceeding the contamination ascertained in `the GEDAS report' and the Update report or as a result of the survey and remediation measures carried out by Skechers for such contamination.


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Skechers will make a reasonable effort to ensure that the survey and remediation measures are carried out prior to the termination of the Agreement and interfere as little as possible with the use of the Site.


ARTICLE 22 - RIGHT TO PURCHASE

As at July 16, 2027 (the "Final Termination of the Agreement") and insofar Skechers has exercised all of its rights and options pursuant to Article 20 and has used all of the Premises, DC II, DC III and DC IV, Skechers has the right to purchase the shares of the entities that own the distribution centers or the direct real estate, as offered in the sole discretion of ProLogis, that are in use by Skechers under this Agreement as at the Final Termination of the Agreement. It being understood that all costs, rights and taxes, of whatever nature, related to the purchase are borne exclusively by Skechers. Skechers shall hold ProLogis harmless in this respect.

This right of purchase is only valid if the Skechers has fulfilled all of its obligations of the agreement(s) related to the use of the four distribution centers and other obligations related to the agreement(s).

If Skechers wants to exercise this right, Skechers will notify ProLogis six (6) months prior to the Final Termination of the Agreement and initiate the price determination procedure as set hereafter.

The purchase price will be the fair open market value based on a ten (10) year agreement for use of the distribution centers at market rent and will be determined by three property experts. Either party shall appoint one expert within fourteen (14) days after a party has received the request to that effect from the other party. An expert will have to announce within eight (8) days of the date of the instruction whether he will accept it. The third expert will be appointed by these two experts within eight (8) days after their acceptance of their appointment. The third expert's judgment shall be decisive in the absence of agreement between the experts on the purchase price to be fixed. If any of the parties fails to appoint an expert or if the two appointed experts cannot agree on the appointment of a third expert, the party who takes action first may request the President of the Chamber of Commerce and Industries of Liege to appoint the expert(s). Each party shall pay the expenses of the expert appointed by or for him. The expenses of the third expert will be born equally by Skechers and ProLogis. The experts will be instructed to issue their report within six
(6) weeks after the appointment has been determined. Investments made by Skechers will not be taken into account. The closing of the purchase has to occur no later than ten (10) days after the Final Termination of the Agreement.

In the event that ProLogis proposes to transfer the shares of the entity/entities or the real estate as aforementioned, other than to an entity controlled by ProLogis European Properties Fund, before July 16, 2027, ProLogis agrees to give Skechers a First Right of Offer on the shares or the real estate directly. This right is valid until ten (10) working days after ProLogis has informed Skechers of such intended transfer.


ARTICLE 23. VARIOUS CLAUSES

23.1. This Agreement contains the entire agreement of the parties hereto with regard to the object to which it refers and contains everything the parties have negotiated and agreed upon within the framework of this Agreement.

            No amendment or modification of this Agreement shall take effect unless it is in writing and is executed by duly authorized representatives of the parties.


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
            The Appendices to this Agreement form an integral part thereof and any reference to this Agreement shall include a reference to the Appendices and vice versa.

            It replaces and annuls any agreement, communication, offer, proposal, or correspondence, oral or written, previously exchanged or concluded between the parties and referring to the same object.

23.2 Notwithstanding any provision contrary to the present Agreement, neither party shall be liable for a delay or failure to fulfill its obligations under this Agreement arising from any cause beyond its reasonable control or arising from strikes, lockouts, work stoppages or other collective labor disputes, insofar that the party invoking the force majeure informs the other party as soon as reasonable possible of the occurrence and the estimated duration and the termination thereof, as well as an accurate description of the causes thereof. In case the situation of force majeure has a duration of more than two (2) months, the other party is entitled to terminate this Agreement in accordance with the terms of this Agreement.

23.3. The parties acknowledge that they have required all notices and legal proceedings provided for under the present Agreement, or related hereto, to be drawn up in the English language, to the extent permitted by rules of public policy relating directly or indirectly to these proceedings.

23.4. If one or more of the provisions of this Agreement is declared to be invalid, illegal or unenforceable in any respect under the applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected. In the case whereby such invalid, illegal or unenforceable clause affects the entire nature of this Agreement, each of the parties shall use its best efforts to immediately and in good faith negotiate a legally valid replacement provision.

23.5. No failure or delay of a party to exercise any right or remedy under this Agreement shall be considered a final waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

23.6. If this Agreement is to be registered, Skechers shall do so as soon as reasonably possible. A proof of registration is to be submitted to ProLogis. The costs and possible penalties resulting thereof are to be borne solely by Skechers.

23.7. The parties acknowledge that they have required the present Agreement to be drawn up in the French and the English language, both with equal value. The French version will be used for registration purposes. The English version will be attached to the French version as Appendix 11.

23.8. The Price for the Mezzanine floor in the Premises, price level July 1, 2002, is based on the fitting out as office directly adjacent to the office pod divided equally over the Mezzanine floor and in all cases less than 10% of the total Warehouse space in the Premises, with a minimum of 500 m(squared). The Price for the Mezzanine in July 1, 2002, amounts to twenty-three Euro ((euro) 23,00) per square meter (m(squared)) per annum and reflects a reduction in the Price for Skechers as long as the Mezzanine floor is used for storage. If Skechers desires to use the Mezzanine floor for office activities, ProLogis will fit-out the Mezzanine floor as office of an equal quality as the office pods. In this case the Price will be adjusted to the actual Prices for offices in the Premises based on the initial Price of eighty-five Euro ((euro) 85,00) per square meter (m(squared)) per annum, price level July 1, 2002. It is


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
            prohibited that Skechers will refurbish the Mezzanine floor into offices. However, if Skechers performs such works, ProLogis reserves the right to charge the office Price as if ProLogis has executed such work.

23.9 In addition to the fit-out as described in Article 23.8, and Appendix 4, ProLogis will fit-out the Office Space with carpet and interior windows blinds only once at the beginning of the Agreement. These improvements will be owned and maintained by Skechers and are not an integral part of the Premises.

23.10. Skechers is entitled to select its own advisors and associated sub-contractors for any additional work in the Premises. Prior to any executing of structural work in the Premises the written approval of ProLogis is required, which shall not unreasonable be withheld.

23.11. Subject to the limitations set forth in the necessary authorisations and permits, the Premises are 24 hours and 7 days a week available for Skechers, but ProLogis cannot be held liable for Force Majeure.


ARTICLE 24: CHOICE OF DOMICILE

ProLogis accounting correspondence address is ProLogis Belgium II SPRL, Boulevard Royal 25B, L-2449 Luxembourg, Luxembourg.

Without prejudice to Article 3 of this Agreement, any notifications and correspondence which must be addressed to the other party, may be served in a legally valid manner at the following addresses:

      for ProLogis:     ProLogis Belgium II SPRL, Regus Pegasus Park,
                        Pegasuslaan 5, B-l/831 Diegem;

      for Skechers:     Skechers International, Part Industriel Hauts-Sarts,
                        Zone 3, Avenue du Part Industriel, 4041 Herstal.

Except if agreed otherwise, any change of address can only take place within Belgium. Any change of address must be notified by registered letter to the other party, the new address being considered the official address for purposes of this Agreement from the first business day following the sending of such notice letter.

Notwithstanding the preceding, all notifications between Skechers and ProLogis directly related to the Agreement shall be in the form of registered letters.


ARTICLE 25: COMPETENT COURTS

In the event of any dispute relating to the conclusion, validity, the implementation or the interpretation of this Agreement, the courts of Liege will have sole and exclusive jurisdiction.


ARTICLE 26: APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with Belgian law.


ARTICLE 27: BANK GUARANTEE

By way of security for the due performance by Skechers of its obligations under this Agreement, Skechers shall at the time of signing of this Agreement and not later than the date of entry into force of this Agreement as set forth in
Article 5 of the Agreement, which


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
in any event can not be later than August 13, 2002, give to ProLogis a bank guarantee at first demand issued by any first class European bank having a branch office in Belgium and doing business in Belgium for an amount equal to nine hundred and thirteen thousand nine hundred and twenty-two Euro, i.e. (euro) 913.922,00, plus VAT of one hundred and ninety-one thousand nine hundred and twenty-three Euro and sixty-two Eurocent, i.e. (euro) 191.923,62 amounting to a total of Euro 1.105.845,60 (in words: one million one hundred five thousand eight hundred forty five Euro and sixty euro cent), being the Price of one (1) year use under the terms of the Agreement, to be adjusted in accordance with the terms and conditions of this Agreement.

Upon the written confirmation of the approval by ProLogis of the financial data of Skechers for 2002 and 2003, as approved by Skechers' auditors and signed by its CFO for approval, the amount as set forth in the preceding paragraph, shall be reduced to an amount equal to the Price, as determined and adjusted in accordance with the terms and conditions of this Agreement, for a period of three (3) months plus VAT, so that it should always equals three (3) months Price plus VAT. It being understood that the financial data of Skechers for 2002 and 2003 have to be at least as good as those shown in the provided balance sheet and income statement of Skechers per June 30, 2002 and without any significant adverse change having taken place within Skechers. In the absence whereof, the initial amount equal to the Price of one (1) year use under the terms of the Agreement shall remain applicable.

This bank guarantee shall only be released six (6) months after the expiry or termination of the Agreement, including its extensions, insofar Skechers will have been fully released of its obligations under this Agreement.

The bank guarantee shall be part of this Agreement and shall be attached to it as Appendix 12.

In the absence of the bank guarantee as at August 13, 2002 at the latest, this Agreement will be null and void ipso iure without any further notice being required or any legal proceedings to be started. If ProLogis should decide to refer to the lack of the bank guarantee and thereby invokes the nullity of the Agreement, all Price payments, charges and any other payments due to ProLogis under this Agreement will nevertheless remain in force as a compensation due to the unavailability of the Premises, without prejudice to any other compensation ProLogis may claim.

Next to the bank guarantee, ProLogis obtained from Skechers USA Inc., a company under the laws of the State of Delaware having its principal place of business at 228 Manhattan Beach Blvd, Manhattan Beach, CA 90266, USA, a letter, attached hereto as Appendix 13, pursuant to which the latter declares in favor of ProLogis, including the successors in title of ProLogis, the financial soundness and the complete observance by Skechers of its obligations under this Agreement. This letter is essential for ProLogis for entering into this Agreement.


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
This Agreement was made out in quadruplicate in Brussel 2/08/2002. Each party acknowledges to have received its original copy.


/s/ Mr. Jacobus C.J. Nuijten                      /s/ Mr. David Weinberg
------------------------------                    --------------------------
For ProLogis Belgium II SPRL,                     For Skechers International,
Mr. Jacobus C.J. Nuijten                          Mr. David Weinberg


THE FOLLOWING APPENDICES ARE PART OF THIS AGREEMENT:

APPENDICES:    1.     As built plans by AID NV, W. Albregts, Andrelaan 8, 2960
                      Brecht (ref: "dossier 8501");

               2.     Letter SPI + of July 1, 2002;

               3.     List of services, supplies and site maintenance;

               4.     State of Delivery;

               5.     Plan alteration work (feuille 02/12 - dossier 5801);

               6.     Description DC II;

               7.     Site plan DC III and DC IV;

               8.     Letter SPI + of June 21, 2002;

               9.     Approval of SPI + of July 4, 2002;

               10.    Gedas report;

               10bis. Update report;

               11.    English version of the Agreement;

               12.    Bank Guarantee;

               13.    Letter of Skechers USA Inc. of August 5, 2002.




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